SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549


                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

                 Date of Report: August 9, 1996

                   Commission File No. 0-17069


                          Excal Enterprises, Inc.
     (Exact name of registrant as specified in its charter)


      Delaware                             59-2855398
(State or other jurisdiction of                   (I.R.S.
Employer Identification No.)
incorporation or organization)

    100 North Tampa Street, Suite 3575, Tampa, Florida  33602
            (Address of principal executive offices)

                          (813) 224-0228
       Registrant's telephone number, including area code

Item 5.  Other Events.

Excal Enterprises, Inc. (the "Company") entered into Stock Purchase Agreements with David J. Smith, Jonathan E. Humphreys, Kyle K. Krueger, Apollo Capital Management Group, L.P., SEAF, Ltd., and J. Steven Emerson to purchase an aggregate of 641,272 shares, or 13.7% of the CompanyOs outstanding common stock. The purchase price was $3.30 per share for an aggregate purchase price of $2,116,198, payable in cash.

The shareholders with whom the Company entered into the Stock Purchase Agreements had filed a Schedule 13D in which they expressly affirmed their membership in a group (the "Smith Group"). The Schedule 13D, as amended, stated, in part, that the Smith Group has "had and may continue to have discussions with third persons" and that the Smith Group has "requested that the Company call a special meeting in lieu of the Annual Meeting of Shareholders ... and the [Smith Group] may solicit proxies in connection with such meeting to elect the [Smith GroupOs] own nominees as directors of the Company at such meeting."

The Company believed that the Smith Group was comprised of more individuals than disclosed in the Schedule 13D and had filed suit against Mr. Smith seeking declaratory judgment that a "triggering event" had occurred under the CompanyOs Shareholder Rights Plan and injunctive relief relating to the Smith GroupOs alleged filing of a materially false and misleading Schedule 13D. Mr. Smith filed a counterclaim requesting the Court to compel the Company to call a special meeting of the shareholders and restrain the Company from implementing the Shareholder Rights Plan. In connection with the execution of the Stock Purchase Agreements, the Company and Mr. Smith agreed to dismiss their lawsuit and the members of the Smith Group agreed not to acquire any shares of the CompanyOs stock for a period of two years. The Company also received an irrevocable proxy granting it the sole and absolute right to vote the shares from the date of the Stock Purchase Agreement until closing. Closing is currently scheduled for September 15, 1996.

Item  7(c).  Exhibits.

     None.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               EXCAL ENTERPRISES, INC.


Dated: August 9, 1996          By:  /S/ W. CAREY WEBB
                                    W. Carey Webb
                                    President and CEO